Exhibit 99.1

Karat Packaging Inc. Announces Exercise and Closing of Over-Allotment Option

in Public Offering

CHINO, Calif., April 23, 2021 – Karat Packaging Inc. (“Karat Packaging” or the “Company”) (Nasdaq: KRT), a specialty distributor and manufacturer of environmentally-friendly disposable foodservice products and related items, today announced that the underwriters of its previously announced initial public offering (“IPO”) of 3,950,000 shares of its common stock have fully exercised their option to purchase an additional 592,500 shares of Karat Packaging common stock at the IPO price of $16.00 per share, resulting in additional gross proceeds of approximately $9.5 million, less underwriting discounts and commissions. The initial closing of the offering occurred on April 19, 2021 and the closing of the shares purchased in the over-allotment option occurred on April 23, 2021.

Stifel, William Blair and Truist Securities were lead bookrunning managers for the offering. National Securities Corporation and D.A. Davidson & Co. were co-managers. Akerman LLP served as legal counsel to Karat Packaging and McGuireWoods LLP served as legal counsel to the underwriters.

A registration statement relating to the securities sold in this offering has been filed with the Securities and Exchange Commission (the “SEC”) on Form S-1 (Reg. No. 333-253270) and was declared effective by the SEC on April 14, 2021. This registration statement can be obtained by visiting EDGAR on the SEC website at www.sec.gov.

Copies of the prospectus relating to this offering may be obtained from: Stifel, Nicolaus & Company, Incorporated, One South Street, 15th Floor, Baltimore, MD 21202, Attention: Syndicate Department, Email: Syndprospectus@stifel.com; William Blair & Company, LLC, 150 North Riverside Plaza, Chicago, IL 60606, Attention: Prospectus Department, Phone: (800) 621-0687, Email: prospectus@williamblair.com; or Truist Securities, Inc., 3333 Peachtree Road NE, 9th floor, Atlanta, Georgia 30326, Attention: Prospectus Department, Email: TruistSecurities.prospectus@Truist.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Karat Packaging Inc.

Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of environmentally friendly, disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The Company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website at www.sec.gov. Karat Packaging undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Relations and Media Contact:

PondelWilkinson Inc.

Judy Lin Sfetcu or Roger Pondel

310-279-5980

karat@pondel.com